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                                                                    EXHIBIT 99.3



INTERNAL REVENUE SERVICE                DEPARTMENT OF THE TREASURY
DISTRICT DIRECTOR
31 HOPKINS PLAZA
BALTIMORE, MD 21201-0000
                                        Employer Identification Number:
Date: APR 19 1994                                  23-1102550
                                        File Folder Number:
                                                 521029233
SUN BANCORP, INC.                       Person to Contact:
2-16 SOUTH MARKET STREET                         VEENU VERMA
SELINSGROVE, PA 17870-1802              Contact Telephone Number:
                                                 (410) 962-9615
                                        Plan Name:
                                                 SUN BANCORP, INC. 401(K) PLAN

                                        Plan Number: 002

Dear Applicant:

         We have made a favorable determination on your plan, identified above, based on the information supplied. Please keep this letter in your permanent records.

         Continued qualification of the plan under its present form will depend on its effect in operation. (See section 1.401-1(b)(3) of the Income Tax Regulations.) We will review the status of the plan in operation periodically.

         The enclosed document explains the significance of this favorable determination letter, points out some features that may affect the qualified status of your employee retirement plan; and provides information on the reporting requirements for your plan. It also describes some events that automatically nullify it. It is very important that you read the publication.

         This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

         This determination letter is applicable for the amendment(s) adopted on September 10, 1992.

         This determination letter is also applicable for the amendment(s) adopted on November 1, 1993.

         This letter may not be relied on with regard to whether any benefit, right, or feature satisfies the nondiscriminatory current availability requirement.

         This plan has been mandatorily disaggregated, permissively aggregated, or restructured to satisfy the nondiscrimination requirements.

         This plan satisfies the nondiscrimination in amount requirement of section 1,401(a)(4)-1(b)(2) of the regulations on the basis of a design-based safe harbor described in the regulations.

         This letter is issued under Rev. Proc. 93-39 and considers the amendments required by the Tax Reform Act of 1986 except as otherwise specified in this letter.
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SUN BANCORP, INC.



         The information on the enclosed addendum is an integral part of this determination. Please be sure to read and keep it with this letter.

         We have sent a copy of this letter to your representative as indicated in the power of attorney.

         If you have any questions concerning this matter, please contact the person whose name and telephone number are shown above.

                                            Sincerely yours,



                                            /s/ Paul M. Harrington

                                            District Director

Enclosures:
Publication 794
Addendum
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SUN BANCORP, INC.



         This determination letter is also applicable for the amendments adopted on February 24, 1994.

         This determination letter also includes the following adopting employers of the controlled group:

1)       Snyder County Trust company.

2)       Watsontown National Bank.